Exhibit 99.2

For U.S. investors, please see Notice to U.S. Investors as attached on the last page of this minutes.

(Translation)

Minutes of the Annual General Shareholders’ Meeting No. 24

of

Siam City Cement Public Company Limited (the “Company”)

Place:	Grand Hall, Plaza Athénée Bangkok A Royal Méridien Hotel, No. 61, Wireless Road, Lumpini, Pathumwan, Bangkok 10330, Thailand

Date and Time:	31 March 2017 at 14:00 hrs.

Mr. Paul Heinz Hugentobler, Chairman of the Board of Directors, acted as Chairman of the Meeting (the “Chairman”) asked the meeting to express the gratitude for the service that Mr. Veraphan Teepsuwan had been providing to the Company as the member of the Board of Directors and the former Chairman, during such he had contributed the most of his ability for the best benefit of the Company. The Chairman, then, wished Mr. Veraphan luck, as the directors, executives and shareholders stood up and applauded for him.

Mr. Wutthipong Songwisit, the Company Secretary and Secretary to the Board of Directors acting as the Secretary of the Meeting (the “Secretary”) stated there were 372 shareholders present in person, holding in aggregate 685,631 shares, and 356 shareholders present by proxies, holding in aggregate 192,124,110 shares, totaling 728 shareholders present at the commencement of the Meeting holding in aggregate 192,809,741 shares, representing 83.8303 percent of the total issued and outstanding 230,000,000 shares of the Company, thus, forming a quorum.

The Chairman declared the Meeting commence and introduced the Board of Directors and Executives of the Company, attending as follows:

Directors

1.	Mr. Paul Heinz Hugentobler	Chairman of the Board of Directors and Chairman of Nomination and Compensation Committee

2.	Mr. Vanchai Tosomboon	Director

3.	Ms. Nopporn Tirawattanagool	Director

4.	Mr. Pongpinit Tejagupta	Director and Chairman of Governance Risk and Compliance Committee

5.	Mr. David Alexander Newbigging	Director

6.	Dr. Sunee Sornchaitanasuk	Independent Director and Chairperson of Audit Committee

7.	Mr. Pradap Pibulsonggram	Independent Director and Audit Committee Member

8.	Mr. Charin Satchayan	Independent Director and Audit Committee Member

9.	Mr. Siva Mahasandana	Director and Chief Executive Officer

Executives

10.	Mr. Chandana Liyanage	Senior Vice President (Finance and Controlling)

11.	Mr. Tasporn Chantree	Senior Vice President (People and Organizational Performance)

12.	Mr. Somsak Pichetpinyo	Senior Vice President (Saraburi Operations)

13.	Mr. Montri Nithikul	Senior Vice President (Marketing and Sales)

The Chairman introduced the auditor and advisors in relation to the Agenda of this Meeting as the followings.

1.	Ms. Kamontip Lertwitworatep, the auditor from EY Office Limited;

2.	Mr. Soravis Krairiksh and Ms. Nicha Tayjasanant, Financial Advisers on the Rights Offering from Bualuang Securities Public Company Limited;

3.	Mr. Theppachol Kosol, Mr. Charupat Boon-Long, and Ms. Warittha Jitvuttichod, Legal Advisers on the amendment of the Articles of Association and the Rights Offering from Baker & McKenzie Ltd.; and

4.	Mr. Youththachai Vitheekol, the Chairman’s translator, from Baker & McKenzie Ltd.

For the accuracy and transparency of the vote counting, the Chairman asked the Meeting for the volunteers to monitor the vote counting. There were two shareholders volunteering on this regard.

The Secretary explained the details of the meeting, the voting procedures, the voting method, vote counting system and the announcement of the results. There were 9 agenda to be proposed at the same consequence as shown in the Notice of the Meeting.

Voting of each agenda

Under the Company’s Articles of Association Article 27 (relevant Articles of Association and laws were sent to the shareholders together with the Notice of the Meeting), each shareholder has a voting rights of one share per one vote. In case of a tie vote, the Chairman shall have the casting vote.

Agenda 1 resolution shall be passed by an affirmative resolution passed by a majority of the total number of votes of the Shareholders who attend the meeting and cast their votes, both votes to approve and disapprove, not including the vote to abstain.

Agenda 2 is for the Shareholders’ information and acknowledgement without voting to pass a resolution.

Agenda 3, Agenda 4 and Agenda 5 shall be passed by an affirmative resolution passed by a majority of the total number of votes of the Shareholders who attend the meeting and cast their votes, both votes to approve and disapprove, not including the vote to abstain.

Agenda 6 shall be passed by an affirmative resolution of not less than three-fourth of the total number of votes of the Shareholders attending the meeting and are entitled to vote.

Agenda 7 shall be passed by an affirmative resolution of a majority vote according to the principle set in Article 12 of the Company’s Articles of Association.

Agenda 8 shall be passed by an affirmative resolution of not less than two-third of the total number of votes of the Shareholders attending the meeting according to the principle set in Article 15 of the Company’s Articles of Association.

Agenda 9 consists of three sub-agenda

Agenda 9.1 shall be passed by an affirmative resolution of not less than three-fourth of the total number of votes of the Shareholders who attend the meeting and are entitled to vote.

Agenda 9.2 shall be passed by an affirmative resolution of not less than three-fourth of the total number of votes of the Shareholders who attend the meeting and are entitled to vote.

Agenda 9.3 shall be passed by an affirmative resolution passed by a majority of the total number of votes of the Shareholders who attend the meeting and cast their votes.

For the reason of cursoriness, accuracy and shareholders’ convenience, registration and vote counting for this Meeting is processed by using the computer system for the registration and vote counting in the Meeting.

Vote counting

•	Shareholders must register themselves in order to confirm the right to vote and submit a ballot before the closing time by submission of a ballot for the corresponding agenda only. Shareholders are titled to cast any of approve, disapprove or abstain vote; however only one choice is acceptable for each agenda.

•	For proxy, the Company shall register votes according to the proxy form in the computer system. Should the proxy grantor leave any blank vote, the grantee can vote as if she/he is the shareholder. If the grantor states the voting intention clearly in its proxy, the Company shall count the voting as stated and collected at the time of registration.

The Company will collect only ballots from shareholders who disapprove and abstain. In case a shareholder does not submit a ballot, it shall be deemed that such shareholder votes approve to such agenda, except for Agenda 7 that all vote type ballots shall be collected (Approve, Disapprove and Abstain).

If any ballot submitted to the Meeting staff is left blank vote, marked more than 1 vote (except the Custodian) or crossed out without a signature of either the shareholder or the proxy, such ballot shall be deemed as void.

Voting Calculation

Vote calculation will be based upon the vote casting of shareholders attending that particular agenda. The number of shareholders in each agenda could be different since there might be some shareholders leaving the meeting room or some additional shareholders attending and casting their votes before closing time for ballot submission. Approve vote is the total of number of attending shareholders who cast votes minus disapprove and abstain votes. Ballots that are not returned to the Meeting staff shall count as approve votes.

Announcement of votes shall be made when vote counting for each agenda is completed right after the consideration of the subsequent agenda.

The Chairman requested the Secretary to commence Agenda 1.

Agenda 1. To certify the Minutes of the Extraordinary General Meeting of Shareholders No. 1/2016, held on 9 December 2016

The Chairman passed on to the Secretary to propose to the Meeting to adopt the Minutes of the Extraordinary General Meeting of Shareholders No. 1/2016 (the “EGM”), held on 9 December 2016, which were submitted to the Stock Exchange of Thailand and to the Ministry of Commerce within 14 days from the meeting date, posted on the Company’s website and distributed to each shareholder in advance together with the Notice of this Meeting. The Board of Directors considered and agreed that the minutes were recorded correctly. The Chairman, then, asked whether any shareholders had any questions/ suggestions. However, none was raised. The Secretary explained to the Meeting that according to the Company’s Articles of Association, the resolution of this agenda shall be passed by a majority vote of the total number of votes of the shareholders attending and casting their votes. and announced to collect the disapprove and abstain vote ballots, respectively.

After the vote counting, the Secretary announced the voting result to the Meeting as follows:

Resolution The Meeting resolved unanimously to certify the Minutes of the EGM as proposed. Summary of vote counting for this agenda is as follows:

Approved	193,179,867	votes	representing	100.0000
Disapproved	0	votes	representing	0.0000
Abstained	108,621	votes	not included as the base for voting calculation
Void ballot	0	votes	representing	0.0000

Agenda 2. To acknowledge the Report of the Board of Directors for the year 2016

The Chairman requested Mr. Siva Mahasandana, Director and Chief Executive Officer of the Company to briefly present the Report of the Board of Directors for the year 2016.

Mr. Siva explained that the factors effecting to the 2016 Thai economy were the instability of domestic political situation, as well as among the European Union and the USA, agricultural product price which was still low, unrecovered exportation and the economic fluctuation in China. However, on the positive side, there were a decreasing cost of energy, low interest rate, depreciation of Thai Baht and activities among APEC countries that are happening.

For the overview of domestic cement market, due to the decrease of inbound demand and increase of local and regional supplies, it eventually caused the surplus in the cement and tense competition in the market. Moreover, the domestic cement need changed to focus on the effectiveness and efficiency of the production, bringing more sophisticating technology into the production, construction and materials. The use of the cement was changed from bag to bulk, ready-mixed and mortar cement. The Company, however, has adapted the strategies to cope with these competitive situation and changes, aiming at the product development, production process, information technology system and supply chain management to produce high quality products at a competitive cost. Moreover, the acquisitions in Bangladesh, Sri Lanka and Vietnam were to expand the Company’s market regionally and to lessen the domestic market dependency by focusing on the potential market with high growth and capability to generate better profit. The Company planned to enhance market channels for clinkers and cements in order to optimize the utilization of production facilities. The Company also strengthened the business structure; for example, by separating the waste management business or recycling, and acquiring the industrial cleaning business.

Mr. Siva further explained that the management always abide by the good corporate governance and the sustainable development; Occupational Safety and Health and environment are strictly cared for. Moreover, the Company is a member of Cement Sustainability Initiative (CSI) since 2015. Regarding the anti-corruption, we are in the process of self-assessment to file for certification from Thai Institute of Directors (IOD). Lastly, Mr. Siva reported to the Meeting of the award given to the Company; for example, the Excellent Corporate Governance Score by Thai Institute of Directors and Stock Exchange of Thailand, the Environmental Social and Governance (ESG 100) by Thaipat Institute, Global Initiative for Sustainability (GISR), and the Outstanding Business Premise in Occupational Health and Safety for 5 consecutive years.

The Chairman, thereafter, asked the shareholders for questions/ suggestions

1.	Ms. Orapan Assamongkol, the shareholder, inquired of the cement price trend in Thailand and the cost structure of the Company; how is the Company’s competitiveness. Mr. Siva replied that in the year 2015 – 2016, the cement price of both bulk and bag fell by Baht 135 per ton. SCCC has prepared several strategies to deal with. This price drop effected to overall market as well; they have increased the production volume. We, SCCC, have foreseen this situation since last year, and therefore, we started to acquire the business in foreign countries, as a preventive measure to absorb this situation.

Regarding the competitiveness, the Company has expanded the product channel to all over the region as well as every segment. Last year, we have developed our products enhancing the Company’s competitiveness. Moreover, the utilization of production facilities was maintained at 90-92%, resulting greatly in keeping low fixed cost.

2.	Mr. Athiwat Rattanachai, the shareholder, mentioned the 20% drop of the operating result comparing between 2015 and 2016; therefore, will the growth/ the benefit making of this year be developed or not.

Mr. Siva replied that although the domestic cement market is still highly competitive, the price will not drop as much as the previous year. The Company is looking forward to the earnings from the newly acquisition in Vietnam to compensate the domestic earning. The detail report of business performance of the business as newly acquired shall be presented later.

3.	Mr. Wisit Kittiwadhanakul, the shareholder, asked if there would be any new technology replacing cement. The Chairman replied that the cement is inexpensive and offers a tremendous capability which no other material could be compared, and not as easy to use as the cement.

No shareholders raised any questions or suggestions. The Secretary informed that this agenda is for the Shareholders’ information and acknowledgement without voting to pass a resolution.

Agenda 3.	To approve the Statement of Financial Position and Statement of Comprehensive Income (the balance sheet and profit and loss statements) for the year ended 31 December 2016 and acknowledge the relevant auditor’s report

Resolution The Meeting acknowledged the Report of the Board of Directors for the year 2016 as proposed.

The Chairman passed on to the Secretary to propose this agenda to the Shareholders. The Secretary reported that the Company has duly prepared the Statement of Financial Position and Statement of Comprehensive Income (the balance sheet and profit and loss statements) for the year ended 31 December 2016. Such financial statements have been audited and certified by the Company’s external auditor. The audited financial statements and the external auditor’s report to the Shareholders were audited and certified by the Audit Committee, and subsequently by the Board of Directors. The Auditor’s Report to the Shareholders and the audited financial statements for the year ended 31 December 2016 are as appeared on page 129 to 198 of the Annual Report for the year 2016. This matter is proposed for the Shareholders’ consideration and approval in accordance with Section 112 of the Public Limited Companies Act B.E. 2535 (as amended) (the “PLC Act”) and Article 27 of the Company’s Articles of Association.

The Chairman, thereafter, asked the shareholders for questions/ suggestions.

1.	Mr. Chaiyapong Karavavadhana, the shareholder, inquired of the geological incomes, and income from Sri Lanka business. Mr. Chandana Liyanage, Senior Vice President (Finance and Controlling), replied that the answer can be found in the pages 161 – 167 of the Company’s Annual Report- Thai version.

No shareholders raised any more question/ suggestion. The Chairman then asked the Secretary to proceed with the vote casting and counting. The Secretary explained to the Meeting that this agenda requires an affirmative resolution passed by a majority of the total number of votes of the Shareholders who attend the meeting and cast their votes. After the vote counting, the Secretary announced the voting result to the Meeting as follows:

Resolution The Meeting resolved to acknowledge the auditor’s report and approved unanimously the Statement of Financial Position and Statement of Comprehensive Income (the balance sheet and profit and loss statements) for the year ended 31 December 2016. Summary of vote counting for this agenda is as follows:

Approved	193,787,216	votes	representing	100.0000
Disapproved	0	votes	representing	0.0000
Abstained	159,400	votes	not included as the base for voting calculation
Void ballot	0	votes	representing	0.0000

Agenda 4.	To acknowledge the allocation of the profits, reserve fund, and the payment of the interim dividend, and to approve the declaration of the dividend for the latter half of the year 2016

The Chairman passed on to the Secretary to propose this agenda to the Shareholders. For the year ended 31 December 2016, the Company’s net profit presented in its separate financial statements was Baht 3,954.6 million or Baht 17.02 per share. The Company has sufficient legal reserve fund as required by law, and, therefore, is not required to make further appropriation of the net profit of the year 2016 to the legal reserve fund pursuant to the PLC Act.

The Company’s Dividend Policy, which was approved by the Annual General Meeting of Shareholders No. 17, held on 9 April 2010, is as follows:

“The Company shall allocate dividend payment of at least 60% of net profit on its consolidated financial statements. In case of negative financial situation, the Board of Directors may propose a lower percentage of dividend payment as it considers appropriate under such circumstance.”

The Company must comply with the laws, which require that dividend has to be paid out of net profit of the Company as it appeared on the Company’s separate financial statements.

For the first half of 2016 ended 30 June 2016, the Company group made a net profit of Baht 7,762 million as presented in the consolidated financial statements, and in the Company’s separate financial statements of Baht 2,389 million. The Board of Directors’ Meeting No. 141, held on 22 July 2016, approved an interim dividend payment of Baht 8 per share, and the said interim dividend was distributed to the Shareholders on 19 August 2016.

In terms of the allocation, the Company has sufficient profits for dividend payout, consisting of (i) retained earnings accrued up to the end of the year 2016, and (ii) the net profit generated from the operation during the year 2016. The dividend declaration for the latter half of the year 2016 at the rate of Baht 7 per share was considered at the Board of Directors’ Meeting No. 146, held on 10 February 2017. Such proposal is submitted to the Shareholders’ Meeting for consideration and approval in accordance with Section 115 of the PLC Act and Article 29 of the Company’s Articles of Association. If approved, the total dividend paid out from the year 2016 would amount to Baht 3,450 million (or Baht 15 per share), representing 88% of the consolidated net profit for the year 2016, which is in compliance with the dividend policy of the Company.

This matter is to be proposed to the Shareholders’ Meeting for approval of the dividend declaration for the latter half of the year 2016 including acknowledgement of the allocation of the profits, the reserve fund, and the interim dividend payout made in accordance with Sections 115 and 116 of the PLC Act and Articles 27 and 29 of the Company’s Articles of Association , by payment of interim dividend paid at Baht 8 per share and approval of the declaration of the dividend for the latter half of the year 2016 at Baht 7 per share. When combining the dividend payment for the first half of the year 2016 (interim dividend) and the latter half of the year 2016, the dividend payment for year 2016 is equal to Baht 15 per share, amounting to a total of Baht 3,450 million, paid from net profit of the year ended 2016 in accordance with the Company’s dividend policy.

The proposed dividend for the latter half of the year 2016 will be paid on 28 April 2017 to the Shareholders of record as at 11 April 2017 (Record Date for dividend payment). The Closing Date of the Share Register Book in accordance with Section 225 of the Securities and Exchange Act B.E. 2535 (as amended) (“SEC Act”) is 12 April 2017. Thailand Securities Depository Co., Ltd. will be appointed as the paying agent for the said dividend for the latter half of the year 2016.

The Chairman, thereafter, asked the shareholders for questions/ suggestions for decision to propose dividend payment at high rate.

1.	Mr. Athiwat Rattanachai expressed his satisfaction to the Company’s management for maintaining high rate of dividend payment.

2.	Mr. Tara Chonpranee, the shareholder, raised his point that the Company should not pay out the dividend while also offering the rights to ordinary share allotment, as this will cause double tax payment. The Management acknowledged his concern.

3.	Mr. Sompon Vejpanich, the shareholder, pointed out that the Company may offer the stock dividend to prevent the double tax payment. The Management also acknowledged his opinion.

No more shareholders raised any questions/ suggestions. The Chairman then asked the Secretary to proceed with the vote casting and counting. The Secretary explained to the Meeting that this matter requires an affirmative resolution passed by a majority of the total number of votes of the Shareholders who attend the meeting and cast their votes. After the vote counting, the Secretary announced the voting result to the Meeting as follows:

Resolution The Meeting resolved by majority votes of the total number of votes of the shareholders attending the Meeting and casting their votes to acknowledge the reserve fund and the interim dividend payment paid at Baht 8 per share on 19 August 2016, and approve the declaration of the dividend for the latter half of the year 2016 at Baht 7 per share on 28 April 2017 to the Shareholders of record as at 11 April 2017 (Record Date for dividend payment). The Closing Date of the Share Register Book in accordance with Section 225 of the SEC Act is 12 April 2017. Thailand Securities Depository Co., Ltd. will be appointed as the paying agent for the said dividend for the latter half of the year 2016. Summary of vote counting for this agenda is as follows:

Approved	193,268,098	votes	representing	99.6861
Disapproved	608,547	votes	representing	0.3138
Abstained	104,800	votes	not included as the base for voting calculation
Void ballot	0	votes	representing	0.0000

Agenda 5	To consider and appoint the auditors and fix their remunerations for the year 2017

The Chairman passed on to the Secretary to propose this agenda to the Shareholders. By the recommendation of the Audit Committee, the Board of Directors proposed to the Shareholders’ Meeting for approval of the appointment of the auditors from EY Office Limited to act severally as the auditors of the Company for the year 2017, namely, Mrs. Sarinda Hirunprasurtwutti, Certified Public Accountant No. 4799, and/or Mr. Wichart Lokeskrawee, Certified Public Accountant No. 4451, and/or Ms. Siriwan Suratepin, Certified Public Accountant No. 4604. None of the above three nominated auditors have reviewed or audited and given their opinion on the Company’s financial statements for five or more consecutive fiscal years. The said auditors are also the auditors of the Company’s subsidiaries in Thailand. EY Office Limited and the said auditors have no relationship or interest in the Company, the Company’s subsidiaries, management, majority shareholders or related persons of the said persons. (Mrs. Sarinda Hirunprasurtwutti, if appointed, will serve as the Company’s auditor for the first year, Mr. Wichart Lokeskrawee was appointed in 2012, but never rendered a service, and Ms. Siriwan Suratepin was appointed in 2013, but never rendered a service). In the event that none of the above-mentioned three auditors are able to perform their duties, the Board of Directors is empowered to appoint other qualified auditor(s) of EY Office Limited to perform the work in replacement of the said unavailable auditors. The remuneration of the auditors for the auditing service rendered for the year 2017 be fixed at an amount not exceeding Baht 4,060,000. Regarding the increasing auditor fee during the year 2016 was a result of the extended scope by the additional Thai Accounting Standard.

The Chairman then asked whether any shareholders had any questions or suggestions. However, no shareholders raised any questions/ suggestions. The Chairman then asked the Secretary to proceed with the vote casting and counting. The Secretary explained to the Meeting that, for this agenda, an affirmative resolution shall be passed by a majority of the total number of votes of the Shareholders who attend the meeting and cast their votes. After the vote counting, the Secretary announced the voting result to the Meeting as follows:

Resolution The Meeting resolved by majority votes of the total number of votes of the shareholders attending the Meeting and casting their votes to appoint Mrs. Sarinda Hirunprasurtwutti, Certified Public Accountant No. 4799, and/or Mr. Wichart Lokeskrawee, Certified Public Accountant No. 4451, and/or Ms. Siriwan Suratepin, Certified Public Accountant No. 4604 of EY Office Limited to act severally as the auditors of the Company for the year 2017. In the event that none of the above-mentioned three auditors are able to perform their duties, the Board of Directors is empowered to appoint other qualified auditor(s) of EY Office Limited to perform the work in replacement of the said unavailable auditors. The remuneration of the auditors for the auditing service rendered for the year 2017 be fixed at an amount not exceeding Baht 4,060,000. Summary of vote counting for this agenda is as follows:

Approved	193,851,725	votes	representing	99.9999
Disapproved	100	votes	representing	0.0000
Abstained	129,720	votes	not included as the base for voting calculation
Void ballot	0	votes	representing	0.0000

Agenda 6.	To consider and approve the amendment of the Articles of Association of the Company

The Chairman passed on to the Secretary to propose this agenda to the Shareholders. The Board of Directors in its meeting on 23 February 2017 approved the amendment of the Articles of Association of the Company to increase flexibility of business operations of the Company with details of the amendment of the Articles of Association as described in the supporting document for Agenda 6 in the Notice of the Meeting and attached herewith as Attachment 1.

In addition, for the purpose of good order in effecting registration of the amendment of the Articles of Association which may require revision of words or statements in the Articles of Association in the registration documents or minutes of the shareholders meeting in accordance with order, suggestion or opinion of the registrar, Department of Business Development, Ministry of Commerce, or officers of other relevant authorities, it was deemed appropriate to delegate the authority to (a) Chief Executive Officer and Senior Vice President (Finance and Controlling) and/or (b) any persons assigned by Chief Executive Officer and Senior Vice President (Finance and Controlling), with the acknowledgement of the Chairperson of the Audit Committee, to amend the words or statements in documents and/or application for the purpose of registration of the amendment of the Articles of Association with Department of Business Development, Ministry of Commerce, including to delegate the authority to another person, forthwith without the need to seek further approval from the Board of Directors’ meeting or the Shareholders’ meeting.

The Chairman then asked whether any shareholders had any questions or suggestions. However, no shareholders raised any questions/ suggestions. The Chairman then asked the Secretary to proceed with the vote casting and counting. The Secretary explained to the Meeting that this agenda required an affirmative resolution of not less than three-fourth of the total number of votes of the Shareholders attending the meeting and are entitled to vote.

After the vote counting, the Secretary announced the voting result to the Meeting as follows:

Resolution The Meeting resolved by an affirmative resolution of not less than three-fourth of the total number of votes of the Shareholders attending the meeting and are entitled to vote to approve the amendment of the Articles of Association of the Company with details presented in the attachment 1 and the delegation of authority in relation to the registration of the amendment of the Articles of Association of the Company as proposed. Summary of vote counting for this agenda is as follows:

Approved	193,851,725	votes	representing	99.1850
Disapproved	1,473,275	votes	representing	0.7594
Abstained	107,508	votes	representing	0.0554
Void ballot	0	votes	representing	0.0000

Agenda 7.	To consider and elect directors in replacement of the Directors retiring by rotation

To comply with the good corporate governance, the Chairman asked the directors who have conflict with this agenda to leave the Meeting, and passed on to the Secretary to propose this agenda to the Shareholders. Pursuant to Section 71 of the PLC Act and Article 13 of Articles of Association of the Company, at every Annual General Meeting of Shareholders, one-third of the total number of Directors shall retire. If the total number of Directors cannot be divided into one-third, the nearest number to one-third of the Directors shall retire. At the AGM No. 24, four Directors will retire by rotation, namely 1) Mr. Veraphan Teepsuwan, 2) Dr. h.c. Harald Link, 3) Mr. Pongpinit Tejagupta, and 4) Mr. Pradap Pibulsonggram. Subsequently, Mr. Veraphan Teepsuwan submitted his intention not to be re-elected for another term; therefore, there is one vacant director position. After duly consideration, the Board of Directors of the Company propose Mr. Teng Wei Ann Adrian who is qualified to be a director, and does not have any prohibited characteristic under Section 68 of the PLC Act. Mr. Teng Wei Ann Adrian also possesses a good knowledge of the Company and its business, and succeeded the selection procedure for the director position by the Board of Directors. The information of Mr. Teng Wei Ann Adrain’s background was presented to the Meeting. In conclusion, the Shareholders should consider re-appointing three directors who retire by rotation, namely, 1) Dr. h.c. Harald Link, 2) Mr. Pongpinit Tejagupta, and 3) Mr. Pradap Pibulsonggram for another term, and appointing Mr. Teng Wei Ann Adrian to fill in the vacancy as mentioned.

Moreover, the opportunity to nominate candidates for directorship was opened to the Shareholders for 3.5 months from 15 September 2016 to 31 December 2016. However, no nomination for directorship was made.

The Chairman then asked whether any shareholders had any questions or suggestions.

1.	Mrs. Karuna Pakakrong, the representative from the Thai Investors Association, inquired regarding to the Independent Director selection and qualification and directorship term. The Chairman replied that the Company considers the variety of the independent directors’ background. i.e., currently, the strong background in finance and accounting with the Certified Professional Accountant (CPA), and the strong background in law so as the Company shall comply with the relevant laws and regulation. Regarding the directorship term, no limitation on term duration is posted; the Company considers on the independency and participation in the supervision of business operations.

2.	Mr. Silpachai Raktham, the shareholder, inquired of the director with the strong background in the operation. The Chairman replied that Mr. Vanchai Tosomboon, Mr. Siva Mahasandana, Mr. David Alexander Newbigging and himself are all in the cement operation and business for a long time.

No more question or comment was raised; the Chairman then asked the Secretary to proceed with the vote casting and counting. The Secretary explained to the Meeting that this agenda required an affirmative resolution of a majority vote according to the principle set in Article 12 of the Company’s Articles of Association. After the vote counting, the Secretary announced the voting result to the Meeting as follows:

Resolution The Meeting resolved to approve election of three directors who retire by rotation, namely, 1) Dr. h.c. Harald Link, 2) Mr. Pongpinit Tejagupta, and 3) Mr. Pradap Pibulsonggram for another term, and appointment of Mr. Teng Wei Ann Adrian to fill in the vacancy, by a majority vote according to the principle set in Article 12 of the Company’s Articles of Association. Summary of vote counting for this agenda is as follows:

1.	Dr. h.c. Harald Link

Approved	183,793,977	votes	representing	94.7958
Disapproved	10,088,068	votes	representing	5.2039
Abstained	129,300	votes	not included as the base for voting calculation
Void ballot	300	votes	representing	0.0001

2.	Mr. Pongpinit Tejagupta

Approved	192,351,820	votes	representing	99.2269
Disapproved	1,498,225	votes	representing	0.7728
Abstained	131,300	votes	not included as the base for voting calculation
Void ballot	300	votes	representing	0.0001

3.	Mr. Pradap Pibulsonggram

Approved	193,806,420	votes	representing	99.9772
Disapproved	43,825	votes	representing	0.0226
Abstained	131,300	votes	not included as the base for voting calculation
Void ballot	300	votes	representing	0.0001

4.	Mr. Teng Wei Ann Adrian

Approved	192,351,720	votes	representing	99.2258
Disapproved	1,500,325	votes	representing	0.7739
Abstained	129,300	votes	not included as the base for voting calculation
Void ballot	300	votes	representing	0.0001

The Chairman asked the directors who left the Meeting to resume the Meeting, and invited Mr. Teng Wei Ann Adrian to give the introductory speech to the Shareholders. Mr. Teng Wei Ann Adrian then introduced himself and expressed his thankfulness to the Shareholders to trust and appoint him to be a new director of the Company.

Agenda 8.	To approve the Director’s Remunerations for the year 2017

The Chairman passed on to the Secretary to propose this agenda to the Shareholders. The Annual General Meeting of Shareholders No. 22, held on 7 April 2015, approved the Director’s remunerations and the principle of the Director’s remunerations as follows:

“Remunerations of directors consist of director fees payable on a monthly basis, and bonuses. Payments of remunerations of directors shall be made in accordance with the following principle from the day the resolution is passed by a vote of the Shareholders onwards and until the Shareholders’ Meeting determines otherwise.

Directors’ Fees: The Board members shall receive director fees on a monthly basis, at the aggregated amount of not more than the annual budget of Baht 30 million. The Chairman and Vice-Chairman of the Board shall allocate accordingly.

Directors’ Bonuses: The Board members shall receive the annual bonuses at the aggregated amount of not exceeding Baht 7 million. The Chairman and Vice-Chairman of the Board shall allocate accordingly.

The provisions of the foregoing paragraphs shall not affect the right of any officers or employees of the Company who are elected as directors to receive their remunerations and benefits as officers or employees of the Company.”

The Company proposed to the Shareholders to consider and approve the payment of the Director’s Remunerations for year 2017 consisting of directors’ fees payable on a monthly basis and bonuses for year 2016, and other remunerations, made in accordance with the principle approved at the aforementioned Annual General Meeting of Shareholders No. 22 which is still valid as the following details.

	Board of Directors	Audit Committee	Governance, Risk and Compliance Committee	Nomination and Remuneration Committee
	2017	2017	2017	2017
Chairman	200,000	100,000	80,000	80,000
Vice Chairman	150,000	—	—	—
Directors	100,000	70,000	60,000	60,000

The Chairman then asked whether any shareholders had any questions or suggestions. However, no shareholders raised any questions/ suggestions. The Chairman then asked the Secretary to proceed with the vote casting and counting. The Secretary explained to the Meeting that this agenda requires an affirmative resolution of not less than two-third of the total number of votes of the Shareholders attending the meeting according to the principle set in Article 15 of the Company’s Articles of Association.

After the vote counting, the Secretary announced the voting result to the Meeting as follows:

Resolution The Meeting resolved to approve the Directors’ remunerations for the year 2017 as the following.

	Board of Directors	Audit Committee	Governance, Risk and Compliance Committee	Nomination and Remuneration Committee
	2017	2017	2017	2017
Chairman	200,000	100,000	80,000	80,000
Vice Chairman	150,000	—	—	—
Directors	100,000	70,000	60,000	60,000

and 2016 bonuses and other remuneration which made in accordance with the principle approved at the afore-mentioned Annual General Meeting of Shareholders No. 22 with an affirmative resolution of not less than two-third of the total number of votes of the Shareholders attending the meeting according to the principle set in Article 15 of the Company’s Articles of Association. Summary of vote counting for this agenda is as follows:

Approved	193,643,229	votes	representing	99.9350
Disapproved	16,990	votes	representing	0.0087
Abstained	108,794	votes	representing	0.0561
Void ballot	0	votes	representing	0.0000

Agenda 9.	To consider and approve the company’s capital reduction, capital increase and the allotment of new ordinary shares to be offered for sale to the Company’s existing shareholders in proportion to their respective shareholdings (Rights Offering)

The Chairman passed on to the Secretary to propose this agenda to the Shareholders. The Secretary reported to the Meeting that the Board of Directors, in its Meeting on 22 July 2016, approved the Company and/or any of its subsidiary to proceed with the acquisition of an approximately 98.9524% interest in Holcim (Lanka) Limited, and the Extraordinary General Meeting of Shareholders No. 1/2016 on 9 December 2016 approved the acquisition of 65 percent of the total charter capital of Holcim (Vietnam) Company Limited. The total investment value is approximately Baht 32 billion. The Company has a plan to raise fund to support the afore-mentioned projects, including the Rights Offering in an amount of Baht 17 billion. The objectives of the Rights Offering are for the rebalancing of the Company’s capital structure, the repayment of outstanding debts of the Company, including interests and relevant expenses thereof, and for the general operating expenses including working capital of the Company, and for business expansion creating opportunities for growth. As a consequent, the Company proposed the following sub-agenda to the Shareholders for consideration.

Agenda 9.1	To consider and approve the reduction of the Company’s registered capital and the amendment of the Company’s Memorandum of Association to reflect the capital reduction

The Company proposed to the shareholders the reduction of the Company’s registered capital by the amount of Baht 500,000,000 from the existing registered capital of Baht 2,800,000,000 to Baht 2,300,000,000 by cancelling 50,000,000 authorized but unissued shares, at a par value of Baht 10 per share, and the amendment to Clause 4 of the Memorandum of Association of the Company to be in line with the reduction of the Company’s registered capital as follows:

Previous
“Clause 4.	Registered capital	2,800,000,000	Baht	(Two thousand eight hundred million Baht)
Divided into		280,000,000	shares	(Two hundred eighty million shares)
Par value per share		10	Baht	(Ten Baht)
		Categorized into
Ordinary shares		280,000,000	shares	(Two hundred eighty million shares)
Preferred shares		—	shares	—
New
“Clause 4.	Registered capital	2,300,000,000	Baht	(Two thousand three hundred million Baht)
Divided into		230,000,000	shares	(Two hundred thirty million shares)
Par value per share		10	Baht	(Ten Baht)
		Categorized into
Ordinary shares		230,000,000	shares	(Two hundred thirty million shares)
Preferred shares		—	shares	—

Resolution The Meeting resolved to approve the reduction of the Company’s registered capital and the amendment to Clause 4 of the Memorandum of Association of the Company to be in line with the reduction of the Company’s registered capital with the following details.

New
“Clause 4.	Registered capital	2,300,000,000	Baht	(Two thousand three hundred million Baht)
Divided into		230,000,000	shares	(Two hundred thirty million shares)
Par value per share		10	Baht	(Ten Baht)
		Categorized into
Ordinary shares		230,000,000	shares	(Two hundred thirty million shares)
Preferred shares		—	shares	-

The agenda was passed by an affirmative resolution of not less than three-fourth of the total number of votes of the Shareholders who attend the meeting and are entitled to vote. Summary of vote counting for this agenda is as follows:

Approved	193,875,845	votes	representing	99.9454
Disapproved	800	votes	representing	0.0004
Abstained	105,000	votes	representing	0.0541
Void ballot	0	votes	representing	0.0000

Agenda 9.2	To consider and approve the increase in the Company’s registered capital and the amendment of the Company’s Memorandum of Association to reflect the capital increase

The Company proposed to the shareholders to consider and approve the increase of the registered capital to serve the allotment of new ordinary shares to be offered for sale to the Company’s existing shareholders in proportion to their respective shareholdings (Rights Offering) by the amount of Baht 680,000,000 from the existing registered capital of Baht 2,300,000,000 to Baht 2,980,000,000 by issuing 68,000,000 new ordinary shares at a par value of Baht 10 per share, where the details are described in the Attachment 2 (Form F53-4), and the amendment to Clause 4 of the Memorandum of Association of the Company to be in line with the increase of the Company’s registered capital as follows:

Previous
“Clause 4.	Registered capital	2,300,000,000	Baht	(Two thousand three hundred million Baht)
Divided into		230,000,000	shares	(Two hundred thirty million shares)
Par value per share		10	Baht	(Ten Baht)
		Categorized into
Ordinary shares		230,000,000	shares	(Two hundred thirty million shares)
Preferred shares		—	shares	—

New
“Clause 4.	Registered capital	2,980,000,000	Baht	(Two thousand nine hundred eighty million Baht)
Divided into		298,000,000	shares	(Two hundred ninety eight million shares)
Par value per share		10	Baht	(Ten Baht)
		Categorized into
Ordinary shares		298,000,000	shares	(Two hundred ninety eight million shares)
Preferred shares		—	shares	—

Resolution The Meeting resolved to approve the increase of the registered capital, and the amendment to Clause 4 of the Memorandum of Association of the Company to be in line with the increase of the Company’s registered capital with the following details.

New
“Clause 4.	Registered capital	2,980,000,000	Baht	(Two thousand nine hundred eighty million Baht)
Divided into		298,000,000	shares	(Two hundred ninety eight million shares)
Par value per share		10	Baht	(Ten Baht)
		Categorized into
Ordinary shares		298,000,000	shares	(Two hundred ninety eight million shares)
Preferred shares		—	shares	—

The agenda was passed by an affirmative resolution of not less than three-fourth of the total number of votes of the Shareholders who attend the meeting and are entitled to vote. Summary of vote counting for this agenda is as follows.

Approved	193,873,028	votes	representing	99.9440
Disapproved	2,017	votes	representing	0.0010
Abstained	106,600	votes	representing	0.0549
Void ballot	0	votes	representing	0.0000

Agenda 9.3	To consider and approve the allotment of new ordinary shares to be offered for sale to the Company’s existing shareholders in proportion to their respective shareholdings (Rights Offering)

The Company proposed to the shareholders to consider and approve the allotment of no more than 68,000,000 new ordinary shares with a par value of Baht 10 each to be offered for sale to the existing shareholders of the Company in proportion to their respective shareholdings (Rights Offering) at the rate of 3.382353 existing ordinary shares per 1 new ordinary share, at the offering price of Baht 250.00 per share. A fraction of a share as a result of the calculation, if any, shall be disregarded. Shareholders may subscribe for the new ordinary shares in excess of their respective proportions (Oversubscription), provided that the existing shareholders who subscribe for shares in excess of their respective proportions will be allotted of the new ordinary shares for which they oversubscribe only if there are shares remaining after the full allotment to the existing shareholders who subscribe for the new ordinary shares in accordance with their respective proportions.

In the allotment of new ordinary shares to the existing shareholders in proportion to their respective shareholdings (Rights Offering), if there are new ordinary shares remaining after the first allotment to the Company’s existing shareholders in proportion to their respective shareholdings (Rights Offering), the remaining shares shall be allotted to the oversubscribing shareholders, based on their existing shareholding and at the same offering price as stated above, as follows:

(1)	If the number of the shares remaining from the allotment to the existing shareholders of the Company in proportion to their respective shareholdings (Rights Offering) in the first round exceeds or is equal to the number of the shares to be oversubscribed by the existing shareholders, the remaining shares shall be allotted to the oversubscribing shareholders who make payment for the subscription price in accordance with the number of shares oversubscribed by them.

(2)	If the number of the shares remaining from the allotment to the existing shareholders of the Company in proportion to their respective shareholdings (Rights Offering) in the first round is less than the number of the shares to be oversubscribed by the existing shareholders, the remaining shares shall be allotted to the oversubscribing shareholders as follows:

(a)	The remaining shares shall be allotted to the oversubscribing shareholders based on their existing shareholding percentages. To determine the number of shares to be allotted to each oversubscribing shareholder, the existing shareholding percentage of such oversubscribing shareholder shall be multiplied by the number of the remaining shares. A fraction of a share, if any, shall be disregarded. The number of shares to be allotted to each oversubscribing shareholder shall not exceed the number of shares subscribed and paid for by such shareholder.

(b)	If there are remaining shares after the allotment under (a), the remaining shares shall be allotted to the oversubscribing shareholders who are not yet fully allotted with the shares subscribed by them in accordance with their respective shareholding percentages.

To determine the number of shares to be allotted to each oversubscribing shareholder, the existing shareholding percentage of such oversubscribing shareholder shall be multiplied by the number of the remaining shares. A fraction of a share, if any, shall be disregarded. The number of shares to be allotted to each oversubscribing shareholder shall not exceed the number of shares subscribed and paid for by such shareholder. The allotment for oversubscription under (b) must be proceed until there is no share remaining.

Under no circumstances will the Company allot shares to any oversubscribing shareholders in a manner which will result in such oversubscribing shareholders triggering the tender offer requirement prescribed under the Notification of the Capital Market Supervisory Board No. Tor. Chor. 12/2554 re: criteria, conditions and methods of takeover, or in a manner which would result in a breach in the Company’s foreign shareholding limit of 49 percent of total issued shares of the Company.

If there are new ordinary shares remaining after the allotment to the existing shareholders in proportion to their respective shareholdings (Rights Offering) and the allotment to the oversubscribing shareholders, the Company will reduce its registered capital by cancelling the new ordinary shares remaining after the offering.

Further details are described in Form F53-4 attached to this minutes (Attachment 2).

It was deemed appropriate to fix the date for determining a list of shareholders who are entitled to the allotment and offer for sale of new ordinary shares (Record Date) on 11 April 2017, and to compile the list of shareholders in accordance with Section 225 of the SEC Act on 12 April 2017. For the purpose of good order in the allotment of new ordinary shares, it was deemed appropriate to delegate the authority to (a) Chief Executive Officer and Senior Vice President (Finance and Controlling) and/or (b) any persons assigned by Chief Executive Officer and Senior Vice President (Finance and Controlling), with the acknowledgement of the Chairperson of the Audit Committee, to take the following actions:

1)	to consider and determine the details of the allotment of new ordinary shares to be offered for sale to the Company’s existing shareholders in proportion to their respective shareholdings to be in compliance with Thai laws or regulations on issuance and offering of securities and foreign laws or regulations, and not to proceed to issue and allot new ordinary shares if the allotment will result in non-compliance with the laws or regulations or cause the Company to be imposed by onerous requirements under foreign laws or regulations;

2)	to determine or change the date for determining a list of shareholders who are entitled to the allotment and offer for sale of new ordinary shares (Record Date) and the date of compiling the list of shareholders who are entitled to the allotment and offer for sale of new ordinary shares in accordance with Section 225 of the SEC Act, the allotment of new ordinary shares, either once in full or in several allotments, the offering period, the offering ratio, the offering price and the payment method. The Company informed the revision of the subscription period from 8 – 9, 11 – 12 and 15 May 2017 to 2 – 4 and 8 – 9 May 2017;

3)	to sign applications, waivers, notices, and any documents relating to the allotment of new ordinary shares, to liaise with, and to submit documents to the concerned authorities or agencies and to list the new ordinary shares on the Stock Exchange of Thailand; and

4)	to take any actions necessary for, and pertaining to, the issuance and offer for sale of the new ordinary shares to the existing shareholders in proportion to their respective shareholdings.

Resolution The Meeting resolved to approve the allotment of no more than 68,000,000 new ordinary shares with a par value of Baht 10 each to be offered for sale to the existing shareholders of the Company in proportion to their respective shareholdings (Rights Offering) at the rate of 3.382353 existing ordinary shares per 1 new ordinary share, at the offering price of Baht 250.00 per share. The Meeting also resolved to set the date for determining the list of shareholders who are entitled to the allotment and offer for sale of new ordinary shares (Record Date) on 11 April 2017, and to compile the list of shareholders in accordance with Section 225 of the SEC Act on 12 April 2017, and to disclose the Notice of Information of Rights to Subscribe for New Ordinary Shares and Documents to Subscribe New Ordinary Shares Offered for Sale to the Existing Shareholders in Proportion to their Respective Shareholding (Rights Offering) and any documents relating to the capital increase on the Company’s website and SET website. For the purpose of good order in the allotment of new ordinary shares, it was deemed appropriate to delegate the authority to (a) Chief Executive Officer and Senior Vice President (Finance and Controlling) and/or (b) any persons assigned by Chief Executive Officer and Senior Vice President (Finance and Controlling), with the acknowledgement of the Chairperson of the Audit Committee, to take the following actions:

1)	to consider and determine the details of the allotment of new ordinary shares to be offered for sale to the Company’s existing shareholders in proportion to their respective shareholdings to be in compliance with Thai laws or regulations on issuance and offering of securities and foreign laws or regulations, and not to proceed to issue and allot new ordinary shares if the allotment will result in non-compliance with the laws or regulations or cause the Company to be imposed by onerous requirements under foreign laws or regulations;

2)	to determine or change the date for determining a list of shareholders who are entitled to the allotment and offer for sale of new ordinary shares (Record Date) and the date of compiling the list of shareholders who are entitled to the allotment and offer for sale of new ordinary shares in accordance with Section 225 of the SEC Act, the allotment of new ordinary shares, either once in full or in several allotments, the offering period, the offering ratio, the offering price and the payment method. (whereas the Company informed the revision of the subscription period from 8 – 9, 11 – 12 and 15 May 2017 to 2 – 4 and 8 – 9 May 2017);

3)	to sign applications, waivers, notices, and any documents relating to the allotment of new ordinary shares, to liaise with, and to submit documents to the concerned authorities or agencies and to list the new ordinary shares on the Stock Exchange of Thailand; and

4)	to take any actions necessary for, and pertaining to, the issuance and offer for sale of the new ordinary shares to the existing shareholders in proportion to their respective shareholdings.

The details are shown in the Attachment 2 (Form 53 – 4).

The agenda was passed by a majority of the total number of votes of the Shareholders who attend the meeting and cast their votes. Summary of vote counting for this agenda is as follows.

Approved	193,873,998	votes	representing	99.9990
Disapproved	1,747	votes	representing	0.0009
Abstained	104,900	votes	not included as the base for voting calculation
Void ballot	0	votes	representing	0.0000

All agenda were completed, then the Chairman asked whether any shareholders had any questions or suggestions.

1.	Ms. Somsri, the Shareholder, inquired of the market share in the governmental project. Mr. Siva replied that, for SCCC, there is 27.5% market share projection, and, for Globe, 2% market share projection. These two products are of the different segment; therefore, we do not combine the two numbers. INSEE of SCCC is a higher performance cement. However, these market shares are not confirmed, as the Company is now studying on the database in order to achieve the highest benefit.

Ms. Somsri also inquired of the market share of 20% which has made the Company the second in the rank; who is the first one in the market. Mr. Siva then replied that the first rank is the Vietnamese governmental entity, which has 25% market share.

2.	Mr. Chaiyapong Karavavdhana asked about the operating result of the acquired business which the Company had for a month. The Chairman replied that, in March, the Company acknowledged the highest sales volume. Currently, it is in the process of transition from Holcim Vietnam to SCCC.

3.	Ms. Sunee, the Shareholder, inquired of the relatively high short-term debt in December 2016. If the Company increases its capital, there can also increase debt to the Company. Ms. Wadeerat, SCCC’s F&N, replied that currently D:E ratio of the Company is 0.6 – 0.7, considered as low debt. The Company also has the loan launch scheme which is to be launched at the different time and amount, and offered different interest rates according to the market situation at the time being.

Agenda 10.	To consider other matters (if any)

None

The Chairman thanked all the shareholders attending the Meeting and closed the Meeting at 17:15 hrs.

-signature-
(Mr. Paul Heinz Hugentobler) Chairman of the Board of Directors

-signature- (Mr. Wutthipong Songwisit) Company Secretary Recorder of the Minutes

(Translation)

Attachment 1

ARTICLES OF ASSOCIATION OF

SIAM CITY CEMENT PUBLIC COMPANY LIMITED

Section 1 : General Provisions

Article 1	These Articles are called the Articles of Association of Siam City Cement Public Company Limited.

Article 2	The word “the Company” in these Articles means ( ) in Thai Siam City Cement Public Company Limited or in English.

Article 3	Provisions or any matters which are not mentioned in these Articles shall be subject to and in accordance with the provisions of the law on Public Limited Companies, and the law on the Securities and the Exchange.

Section 2 : Issuance and Transfer of Shares

Article 4	The Shares of the Company are ordinary shares of Baht Ten each. The Company may issue preferred shares, debentures, preferred shares or debentures which may be convertible into ordinary shares or other securities in accordance with the provisions of law.

All shares of the Company are share which specify the names of the shareholders only.

Article 5 The number of foreign shareholders and the percentage of foreign shareholding in the Company shall not be more than 49 per cent of the total number of shareholders and the total number of issued shares of the Company, respectively.

The term “Foreigner” shall have the meaning ascribed to it in the 1999 Foreign Business Act and any amendment thereof.

Article 6	The share certificates of the Company are share certificates which specify the names of the shareholders which must have at least one signature or signature stamp of the directors. The Share Registrar may be authorized to sign or stamp his signature on behalf of the director in accordance with the provisions of the law on Securities and Exchange.

Article 7	The shares of the Company are freely transferable except:

(1)	such transfer shall cause the Company to lose its rights or benefits which it should have by law.

(2)	such transfer shall cause the percentage of foreign shareholding to be against or in contrary to Article 5 of these Articles.

The Company shall not accept any registration of share transfer if such transfer shall violate any provisions of law or the Company’s Articles of Association.

Article 8	A share transfer is complete upon the endorsement at the back of the share certificate by the transferor specifying the name of the transferee, the signatures of the transferor and the transferee and the delivery of the share certificate to the transferee.

The share transfer shall be binding on the Company upon receipt of the share transfer application form by the Company and shall be binding upon other persons when he Company has completed the registration of such transfer.

If the Company sees that a share transfer is in accordance with the provisions of law, it shall register such transfer within fourteen days after receipt of the share transfer application form. If such transfer is found to be illegal or incomplete, the Company shall inform the applicant within seven days.

The transfer of the shares of the Company which are registered as listed securities in the Stock Exchange of Thailand shall be made in accordance with the provisions of the law on the Securities and Exchange.

Article 9	By order of the Board of Directors, the Company may appoint an ordinary person or a juristic person to act as the Share Registrar of the Company. Said Share Registrar shall have the authority to accept or not accept the registration of any share transfers, pledges or consignments of shares in accordance with these Articles.

Article 10	Before each meeting of the shareholders, the Company may temporarily suspend the share transfer registration for a period not exceeding twenty-one days before the meeting by giving at least fourteen days prior announcement to the shareholders at the Company’s Head Office and each of its branch offices.

Section 3 : Board of Directors

Article 11	The Company’s Board of Directors must consist of not less than five directors and not more than thirteen directors, and at least half of the total number of directors must reside in the Kingdom.

The directors shall or shall not be shareholders of the Company.

Article 12	The directors shall be elected at the meeting of shareholders according to the following rules and methods:

(1)	Each shareholder has a voting right of one share per one vote.

(2)	The shareholder can cast all his votes he has as per (1) to elect one or several persons to be the director(s) but cannot divide/split and cast his votes in any number for any one in particular.

(3)	The persons shall be elected as directors according to the number of the votes received. The person with the highest votes shall be elected first and subsequent persons shall be elected respectively until all directors which ought to be or are required to be elected at the meeting have been elected. In case the last person to be elected as the director has the same number of votes as the subsequent person, the Chairman of the meeting shall cast an additional vote to determine the election.

Article 13	At every Annual General Meeting one-third of the total number of directors shall retire. If the total number of directors cannot be divided into one-third, the nearest number to one-third of the directors shall retire.

After these Articles come into force, the retirement of directors as per paragraph 1 above shall be determined by drawing lots in the first and the second years and in subsequent years the directors who have the longest services shall retire.

The directors, who retire by the above reason (e.g. by rotation), may be re-elected.

Article 14	In addition to retirement by rotation, a director shall retire in case of:

(1)	death;

(2)	resignation by submitting his resignation in writing to the Company;

(3)	lack of qualifications or having any characteristics prohibited by law;

(4)	removal by a resolution of the shareholders’ meeting with the votes of not less than three-fourths of the number of shareholders attending the meeting and having the right to vote and the total number of shares of not less than half of the number of shares held by the shareholders attending the meeting and having the right to vote; or

(5)	a court order.

In case a position of the director becomes vacant for any reason other than the retirement by rotation, the Board of Directors shall elect a person with the right qualifications and having characteristics not prohibited by law to be the director at the next meeting of the Board of Directors with the votes of not less than three- fourths of the remaining number of directors except the vacant position shall have a remaining term of less than two months.

In case the positions of the directors become vacant until the remaining number of directors is not sufficient to form a quorum, the remaining directors shall only have the authority to hold a shareholders meeting to elect the directors to fill all the vacant positions on behalf of the Board of Directors.

The persons elected in accordance with paragraphs 2 and 3 above shall only be the directors of the Company for the remaining terms of the previous directors.

Article 15	The directors shall have the rights to receive remuneration from the Company such as salary, rewards, meeting allowance, allowance, gratuity, bonus or other types of benefits according to the Articles of Association or the resolutions of the shareholders which can be in fixed amounts or which can be set as guidelines and then fixed the amount from time to time or until such time when further changes are made.

Notwithstanding the above there shall be no effect on the rights of the staff or employees of the Company who have been elected as the directors to receive the remuneration and benefits in their capacities as the staff or employees of the Company.

Article 16	The Board of Directors has the authority and duty to supervise and manage the Company in accordance with the provisions of law, objectives and the Articles of Association including the resolutions passed by the shareholders.

The Board of Directors shall have the authority to implement any organizational regulation in order to specify the responsibilities and duties of the Board and other Company’s functions or management in connection with the operation and management of the Company.

The Board of Directors shall choose and appoint, by a majority vote, one director to be Chairman of the Board. In addition, the Board of Directors may appoint one or several directors to be the Vice-Chairman. The Vice-Chairman has the duty according to the Articles of Association in the business entrusted by the Chairman.

The Board of Directors may appoint any other person or persons to carry out the Company’s business under the Board’s supervision and may confer upon such other person or persons such powers as the Board thinks fit and for such time as the Board deems expedient, and may revoke, withdraw, alter or vary any of such powers.

The Board of Directors may from time to time appoint one or more of its members to be Managing Director or Managing Directors of the Company, and may from time to time remove or dismiss him or them from office and appoint another or others in his or their places. A Managing Director shall at all times be subject to the control of the Board of Directors.

Article 17	The Board of Directors must meet together at least once every 3 months.

In calling for a meeting of the Board of Directors, the Chairman or the authorized person shall give notice of the meeting to the directors at least seven days prior to the date of the meeting. In case of necessity and urgency and in order to protect the rights and benefits of the Company, the notice of meeting can be given by other means and the date of the meeting can be fixed earlier.

The notice of the meeting and the minutes of the meeting of the Board of Directors shall be made in Thai language with the English translation.

The meeting of the Board of Directors can be held via teleconference through electronic devices in accordance with Announcement of the National Council for Peace and Order No. 74/2557 Subject: Teleconference through Electronic Devices and the Announcement of the Ministry of Information and Communication Technology Re: Standard of Security of teleconference through electronic devices B.E. 2557 and other laws related to the teleconference, including any amendments thereof.

Article 18	At the meeting of the Board of Directors, there must be at least half of the total appointed directors of the Company to for a quorum and the Chairman of the Board of Directors shall be the Chairman of the meeting. In case the Chairman is not present at the meeting or cannot perform his duty, the Vice-chairman shall be the Chairman of the meeting. In case there is no Vice-chairman or the Vice-chairman is not present at the meeting or cannot perform his duty, one of the directors attending the meeting shall be elected to be the Chairman of the meeting.

At the meeting of the Board of Directors, resolutions shall be determined by majority vote. One director has one vote, except for the director who has a conflict of interest, such director shall have no right to vote in such matter. In case of equal votes, the Chairman of the meeting shall cast an additional vote.

Article 19	The Board of Directors may appoint any director and/or any of its executives to be a member of the Executive Committee which shall have the power and duties as authorized by the Board of Directors as it deems appropriate. The Board may revoke, withdraw, alter or vary any of such powers or duties of the Executive Committee, and may from time to time remove or dismiss any member of the Executive Committee and appoint another or others in his or their places.

The member of the Executive Committee are entitled to receive consideration and remuneration or other form of benefit as prescribed by the resolution of the Board of Directors’ meeting, without prejudice to their entitlement to other consideration or benefit in accordance with these Articles of Association in the capacity as director or staff or employee of the Company, as the case may be.

Article 20	The directors authorized to sign to bind the company shall be two directors jointly signing under affixment of the Company’s seal. The Board of Directors may determine the names of the directors authorized to sign to bind the Company.

Section 4 : Meeting of the shareholders

Article 21	The Board of directors must hold a meeting of the shareholders annually within four months after the end of the Company’s financial year (the” Annual General Meeting”). Other meetings of the shareholders shall be called “the Extraordinary General Meetings”.

The Board of Directors may call for an Extraordinary General Meeting at any time as deemed appropriate or a number of shareholders holding shares in aggregate not less than one-fifth of the total number of issued shares or a group of not less than twenty-five shareholders holding shares in aggregate not less than one- tenth of the total number of issued shares sign jointly and submit a letter requesting the Board of Directors to call for an Extraordinary General Meeting at any time and the reasons to call for a meeting must be clearly specified in the letter. In this case the Board of Directors shall arrange for an Extraordinary General Meeting to be held within one month after receiving the letter from the shareholders.

Article 22	In calling for a meeting of the shareholders, the Board of Directors shall give a notice of the meeting in writing stating the place, date, time and agenda of the meeting and matters to be submitted at the meeting by specifying clearly which matters to be submitted for acknowledgment, for approval or for consideration including the opinions of the Board of Directors in such maters (if any) and the relevant details as deemed appropriate. The notice of the meeting shall be sent to the shareholders and the Registrar in accordance with the provisions of the law on the Public Limited Companies together with the relevant documents at least seven days prior to the meeting and shall be advertised in the newspaper for three consecutive days at least three days prior to the meeting.

The notice to the meeting and the minutes of the shareholders’ meeting shall be in Thai language with an English translation.

Article 23	The shareholders may appoint proxies to attend and vote at the meeting instead of them by issuing a proxy in the form as required b the Share Registrar and the proxy form must be presented to the Chairman or the person authorized by the Chairman at the place of the meeting by the proxy prior to attending the meeting.

Article 24	At a meeting of the shareholders there must be at least twenty-five shareholders including proxies (if any) or at least half of the total number of shareholders attending the meeting, whichever is lesser, holding share in aggregate not less than fifty percent of the total number of issued shares to form a quorum.

In case at a meeting of the shareholders one hour has passed after the time set for the meeting, and the number of shareholders attending the meeting is not sufficient to form a quorum, the meeting shall be cancelled if the meeting has been called for by the shareholders. If the meeting has not been called for by the shareholders, the meeting shall be re-called by giving a written notice of the meeting to the shareholders at least seven days prior to the meeting. In this latter case, it is not required that a quorum shall be formed at the meeting.

Article 25	The Chairman of the Board of Directors shall be the Chairman of the meeting of the shareholders. In case the Chairman is not present at the meeting or cannot perform his duty, the Vice-chairman of the Board of Directors shall be the Chairman of the meeting. In case there is no Vice-chairman or the Vice-chairman is not present at the meeting or cannot perform his duty, the shareholder shall elect one of the shareholders attending the meeting to be the Chairman of the meeting.

Article 26	The Chairman of the meeting of the shareholders has the duty to conduct the meeting in accordance with the Articles of Association of the Company with respect to the meeting of the shareholders. The meeting must proceed according to the agenda stated in the notice of the meeting except the shareholders shall resolve to change the sequence of the agenda with the votes of not less than two-thirds of the total number of shareholders attending the meeting.

Article 27	The resolution of the shareholders’ meeting shall comprise of the following votes:

(1)	In normal case, the majority vote of shareholders who attend the meeting and cast their votes. Each share shall be counted as one vote. In case of an equal amount of votes, the Chairman shall have an additional casting vote.

(2)	In the following cases, a resolution must be passed by a vote of not less than three-fourths of the total number of votes of shareholders who are present at the meeting and have the right to vote. Each share shall be counted as one vote:

(a)	The sale or transfer of businesses of the Company, either in their entirety or in certain essential parts, to other persons;

(b)	The purchase or acceptance of transfer of businesses of other public companies or private companies to the Company;

(c)	The making, amending or cancellation of contracts relating to the leasing out of the businesses of the Company, either in their entirety or in certain essential parts, the assignment to any other persons to manage the businesses of the Company or the consolidation of the business with other persons with an objective towards profit and loss sharing;

(d)	The amendment of the Memorandum of Association or Articles of Association;

(e)	The increase or decrease in the Company’s capital or the issuance of debentures;

(f)	The amalgamation or dissolution of the Company.

In the cases of Article 27 (2) of these Articles, such shall be made in accordance with the law on the Securities and the Exchange.

Transactions to be conducted at the Annual General Meeting are as follows:

(1)	Review of the report of the Board of Directors covering work done during the preceding year as proposed to the meeting by the Board;

(2)	Considering and approving the financial statements and profit and loss statement of the past fiscal year;

(3)	Considering the allocation of profit and reserve fund;

(4)	Election of new directors in place of those who must retire on the expiration of their terms and fixing their remuneration;

(5)	Appointment of the auditor and setting of the audit fee;

(6)	Other business.

Section 5 : Accounting, Finance and Auditing of Accounts

Article 28	The financial year of the Company begins on 1st January and ends on 31st December of every year.

Article 29	The Company is prohibited to pay dividend out of other funds except the profits. In case the Company still has an accumulated loss, the Company shall not pay any dividend.

Dividend payment is divided equally by the number of shares.

The Board of Directors may pay an interim dividend to the shareholders from time to time if it sees that the Company has sufficient profits to do so and shall inform the shareholders at the next meeting.

Dividend shall be paid within one month after the meeting of the shareholder or after a resolution has been passed by the Board of Directors by informing the shareholders in writing and advertising the dividend payment in the newspaper.

Article 30	The Board of Directors shall prepare the financial statements an profit and loss statement as at the last day of the fiscal year of the Company and shall submit the same to the shareholders’ meeting at the Annual General Meeting for approval. The Board of Directors shall also arrange for the auditor to examine the financial statements and profit and loss statement prior to submission to the shareholders’ meeting.

The Company shall cause its accounts to be kept, maintained and audited in accordance with the relevant laws, and shall cause the financial statements and profit and loss statement to be made at least once for every twelve months of the Company’s fiscal year.

The Company’s books and accounts shall be kept in English with Thai caption, and shall be maintained according to international accounting practices and procedures generally acceptable in Thailand.

Article 31	Auditors have the authority to audit the accounts, documents and other evidence in connection with the revenue and expenses including the assets and liabilities of the Company during the office hours of the Company. In this connection, the Auditors shall have the authority to interview the directors, staff, employees, other officers and agents of the Company, as well as to request for any clarification on the facts or other documents and evidence in connection with the operations of the Company.

The Auditors have the duty to attend the meeting of the shareholders every time there is a consideration involving the financial statements, the profit and loss statements and problems in connection with the accounts of the Company in order to clarify the auditing of accounts to the shareholders. In this connection the Company must send to the Auditors all the reports and documents which it shall send to the shareholders for attending the meeting.

Section 6 : Miscellaneous

Article 32	The seal of the Company is as indicated below:

[Company’s Seal]

- Translation -

Attachment 2

(F53-4)

Capital Increase Report Form

Siam City Cement Public Company Limited

10 February 2017 (Revised on 31 March 2017)

We, Siam City Cement Public Company Limited (the “Company”), hereby report to the Stock Exchange of Thailand (the “SET”) on the resolutions of the Board of Directors Meeting No. 146 held on 10 February 2017, at 14:00 hrs. (the “Meeting”), relating to the capital increase, Rights Offering and allotment of the newly issued ordinary shares as follows:

1.	Capital Increase

The Meeting passed a resolution approving (1) the reduction of the Company’s registered capital by the amount of THB 500,000,000 from the existing registered capital of THB 2,800,000,000 to THB 2,300,000,000 by cancelling 50,000,000 authorized but unissued shares, at a par value of THB 10 per share and (2) the increase of the Company’s registered capital from THB 2,300,000,000 to THB 2,980,000,000 by issuing 68,000,000 newly issued ordinary shares with a par value of THB 10 per share, totaling THB 680,000,000. Details of the capital increase are as follows:

Capital increase	Type of shares	Number of shares	Par value (THB per share)	Total (THB)
☑ Specifying the purpose of utilizing proceeds	Ordinary shares	68,000,000	10	680,000,000
☐ General mandate	—	—	—	—

2.	Allotment of new shares

The Meeting passed a resolution approving the offering and allotment of the newly issued ordinary shares as follows:

Allotted to	Number of shares	Ratio (old : new)	Sale Price (THB/ Share)	Subscription and Payment Period	Note
Existing shareholders in proportion to their respective shareholdings (Rights Offering)	68,000,000	3.382353: 1	250	2 – 4 and 8 – 9 May 2017	Please see remarks below

Remarks

(a)	The Meeting approved to fix the date for determining a list of shareholders who are entitled to the allotment and offer for sale of new ordinary shares (Record Date) on 11 April 2017, and to compile the list of shareholders in accordance with section 225 of the Securities and Exchange Act B.E. 2535 (1992) (as amended) (the “SEC Act”) on 12 April 2017.

(b)	The Meeting approved the allotment of no more than 68,000,000 new ordinary shares with a par value of THB 10 each to be offered for sale to the existing shareholders of the Company in proportion to their respective shareholdings (Rights Offering) at the rate of 3.382353 existing ordinary shares per 1 new ordinary share, at the offering price of THB 250.00 per share. A fraction of a share as a result of the calculation, if any, shall be disregarded. Shareholders may subscribe for the new ordinary shares in excess of their respective proportions (Oversubscription), provided that the existing shareholders who subscribe for shares in excess of their respective proportions will be allotted of the new ordinary shares for which they over-subscribe only if there are shares remaining after the full allotment to the existing shareholders who subscribe for the new ordinary shares in accordance with their respective proportions.

In the allotment of new ordinary shares to the existing shareholders in proportion to their respective shareholdings, if there are new ordinary shares remaining after the first allotment to the Company’s existing shareholders in proportion to their respective shareholdings, the remaining shares shall be allotted to the oversubscribing shareholders, based on their existing shareholding and at the same offering price as stated above, as follows:

(1)	If the number of the shares remaining from the allotment to the existing shareholders of the Company in proportion to their respective shareholdings (Rights Offering) in the first round exceeds or is equal to the number of the shares to be oversubscribed by the existing shareholders, the remaining shares shall be allotted to the oversubscribing shareholders who make payment for the subscription price in accordance with the number of shares oversubscribed by them.

(2)	If the number of the shares remaining from the allotment to the existing shareholders of the Company in proportion to their respective shareholdings (Rights Offering) in the first round is less than the number of the shares to be oversubscribed by the existing shareholders, the remaining shares shall be allotted to the oversubscribing shareholders as follows:

(a)	The remaining shares shall be allotted to the oversubscribing shareholders based on their existing shareholding percentages. To determine the number of shares to be allotted to each oversubscribing shareholder, the existing shareholding percentage of such oversubscribing shareholder shall be multiplied by the number of the remaining shares. A fraction of a share, if any, shall be disregarded. The number of shares to be allotted to each oversubscribing shareholder shall not exceed the number of shares subscribed and paid for by such shareholder.

(b)	If there are remaining shares after the allotment under (a), the remaining shares shall be allotted to the oversubscribing shareholders who are not yet fully allotted with the shares subscribed by them in accordance with their respective shareholding percentages. To determine the number of shares to be allotted to each oversubscribing shareholder, the existing shareholding percentage of such oversubscribing shareholder shall be multiplied by the number of the remaining shares. A fraction of a share, if any, shall be disregarded. The number of shares to be allotted to each oversubscribing shareholder shall not exceed the number of shares subscribed and paid for by such shareholder. The allotment for oversubscription under (b) must proceed until there is no share remaining.

Under no circumstances will the Company allot shares to any oversubscribing shareholders in a manner which will result in such oversubscribing shareholders triggering the tender offer requirement prescribed under the Notification of the Capital Market Supervisory Board No. TorChor. 12/2554 re: criteria, conditions and methods of takeover, or in a manner which would result in a breach in the Company’s foreign shareholding limit of 49 percent of total issued shares of the Company.

If there are new ordinary shares remaining after the allotment to the existing shareholders in proportion to their respective shareholdings (Rights Offering) and the allotment to the oversubscribing shareholders, the Company will reduce its registered capital by cancelling the new ordinary shares remaining after the offering.

(c)	For the purpose of good order in the allotment of new ordinary shares, it was deemed appropriate to delegate the authority to (a) Chief Executive Officer and Senior Vice President (Finance & Controlling) and/or (b) any persons assigned by Chief Executive Officer and Senior Vice President (Finance & Controlling), with the acknowledgement of the Chairperson of the Audit Committee, to take the following actions:

1)	to consider and determine the details of the allotment of new ordinary shares to be offered for sale to the Company’s existing shareholders in proportion to their respective shareholdings to be in compliance with Thai laws or regulations on issuance and offering of securities and foreign laws or regulations, and not to proceed to issue and allot new ordinary shares under this Rights Offering if the allotment will result in non-compliance with the laws or regulations or cause the Company to be imposed by onerous requirements under foreign laws or regulations;

2)	to determine or change the date for determining a list of shareholders who are entitled to the allotment and offer for sale of new ordinary shares (Record Date) and the date of compiling the list of shareholders who are entitled to the allotment and offer for sale of new ordinary shares in accordance with section 225 of the SEC Act, the allotment of new ordinary shares, either once in full or in several allotments, the offering period, the offering ratio, the offering price and the payment method;

3)	to sign applications, waivers, notices, and any documents relating to the allotment of new ordinary shares, to liaise with, and to submit documents to the concerned authorities or agencies and to list the new ordinary shares on the Stock Exchange of Thailand; and

4)	to take any actions necessary for, and pertaining to, the issuance and offer for sale of the new ordinary shares to the existing shareholders in proportion to their respective shareholdings.

2.1	The Company’s plan in case where there is a fraction of shares remaining

Any fractions resulted from the allotment of shares shall be round down.

3.	Schedule for the shareholders’ meeting to approve the capital increase and allotment of the newly issued ordinary shares

The Annual General Meeting of Shareholders No. 24 (the “AGM”) is scheduled to be held on 31 March 2017 at 14:00 hrs., at The Grand Hall, Plaza Athénée A Royal Méridien Hotel No. 61 Wireless Road (Witthayu), Lumpini, Pathumwan, Bangkok. The share register will be recorded for the share transfer in order to determine the right to attend this meeting on 13 March 2017. Also, 14 March 2017 will be the closing date on which the shareholder list as specified in Section 225 of the SEC Act shall be complied.

4.	Approval of the capital increase and allotment of the newly issued ordinary shares by relevant governmental agency and conditions thereto

4.1	The Company will submit the application for the registration of capital reduction, capital increase, the amendment to the Memorandum of Association and the change of its paid-up capital with the Department of Business Development, Ministry of Commerce.

4.2	The Company will submit the application with the SET for listing of the newly-issued shares.

5.	Objectives of the capital increase and plans for utilizing proceeds received from the capital increase

•	To repay the outstanding debts of the Company, including interests and relevant expenses thereof, approximately THB 4,000 million,

•	To use for the acquisition of Holcim (Vietnam) Limited charter capital, approximately THB 18,000 million,

•	To use for the acquisition of Holcim (Lanka) Limited shares, approximately THB 13,000 million, and

•	To use for the rebalancing of the Company’s capital structure, and for the general operating expenses including working capital of the Company.

6.	Benefits which the Company will receive from the capital increase/share allotment:

This proceed from the capital increase will strengthen the Company’s financial structure which would enhance the capacity of the Company to conducting business, reduce the interests burden and to help rebalancing the capital and debt structure of the Company to be suitable.

7.	Benefits which shareholders will receive from the capital increase/share allotment:

7.1	Dividend Policy

The Company has a policy to payout at least 60% of net profit on its consolidated financial statements. In case of negative financial situation, the Board may propose a lower percentage of dividend payment as it considers appropriate under such circumstance. The benefits to the Company as mentioned in item 6 will eventually enhance the Company’s performance and its capability to pay dividend to the shareholders.

7.2	Subscribers of newly issued shares issued for this capital increase will be entitled to receive dividend from the Company’s business operations starting from when the subscribers are registered as the shareholders of the Company.

8.	Other details necessary for shareholders to approve the capital increase/share allotment:

Dilution effect

(1)	Control dilution

In the event that all existing shareholders fully subscribe for newly issued ordinary shares, there will be no control dilution effect. In the event that none of the shareholders subscribes for newly issued ordinary shares, the Company will decrease its registered capital by cancelling the remaining newly issued ordinary shares which would not affect to the amount of paid-up registered shares and no control dilution effect.

(2)	Price dilution

Price Dilution	=	(Market Price – Market Price after offering) / Market Price

whereby:

Market Price	=	The weighted average market price 7 business days prior to the Board of Directors Meeting dated 10 February 2017

Market Price after offering	=	[(Market Price x Paid-up Shares) + (New Shares Offering Price x New Shares)] / (Paid-up Shares + New Shares)
	=	[(281.99x230,000,000)+(250.00 x 68,000,000)]/ (230,000,000 + 68,000,000)
	=	274.69 Baht per share

Price Dilution	=	2.59%

After the issuance and offering of newly issued ordinary shares, the ordinary shares of the Company will be affected from price dilution at approximately 2.59 percent. (Note: the price of the ordinary shares of the Company before the issuance and offering of the newly issued ordinary shares used to calculate the price dilution is the weighted average market price of the ordinary shares during 1 February 2017 to 9 February 2017, which is equal to Baht 281.99.

(3)	Earnings per share dilution

EPS Dilution	=	(EPS before offering – EPS after offering)/EPS before offering whereby:

EPS before offering	=	Last 12 Months Net Profit(1)/Paid-up Shares
	=	3,914,118,706/230,000,000
	=	17.02 Baht per share

EPS after offering	=	Last 12 Months Net Profit(1)/(Paid-up Shares + New shares)
	=	3,914,118,706/(230,000,000 + 68,000,000)
	=	13.13 Baht per share

EPS Dilution	=	22.82%

Remarks Net profit from 1 January 2016 to 31 December 2016 is Baht 3,914,118,706.

In the case that all existing shareholders subscribe for the newly issued ordinary shares in accordance with their rights, the existing shareholders will be affected from earnings per share dilution from the number of ordinary shares issued and offered to the existing shareholders in proportion to their respective shareholdings, which equal to 22.82 percent.

9.	Schedule of action if the board of directors passes resolutions approving the capital increase and allotment of new shares:

No.	Procedures of the capital increase	Date/Month/Year

1.	Approval of the capital increase and the share allotment by the Board of Directors’ Meeting No. 146	10 February 2017

2.	Record Date to determine shareholders’ entitlement to attend the AGM	13 March 2017

3.	Book Closing Date to compile the shareholders list under Section 225 of the SEC Act to determine the entitlement to attend the AGM	14 March 2017

4.	The AGM to consider and approve the capital increase and the share allotment	31 March 2017

5.	Registration of capital reduction and amendment to the Memorandum of Association with the Ministry of Commerce	Within 14 days from the AGM date

6.	Registration of capital increase and amendment to the Memorandum of Association with the Ministry of Commerce	Within 14 days from the AGM date

7.	Record Date to determine shareholders’ entitlement to the allotment and offer for sale of new ordinary shares	11 April 2017

8.	Record Date to determine shareholders’ entitlement to dividend payment	11 April 2017

9.	Book Closing Date to compile the shareholders list under Section 225 of the SEC Act to determine the entitlement to the allotment and offer for sale of new ordinary shares	12 April 2017

10.	Book Closing Date to compile the shareholders list under Section 225 of the SEC Act to determine the entitlement to the dividend payment	12 April 2017

11.	Subscription period (5 business days)	2 – 4 and 8 – 9 May 2017

12.	Listing of the new ordinary shares	Intended to be within the end of May 2017

10.	Opinion of the Board of Directors

10.1.	Reason and necessity of capital increase

It is necessary for the Company to use the proceed from the capital increase for the rebalancing of the Company’s capital structure, the repayment of outstanding debts of the Company, including interests and relevant expenses thereof, and for the general operating expenses including working capital of the Company and relevant investment projects. This proceed from the capital increase will strengthen the Company’s financial structure which would enhance the capacity of the Company to conducting business, reduce the interests burden and to help rebalancing the capital and debt structure of the Company to be suitable.

The Board of Directors has considered that the offering of new ordinary shares to the existing shareholders of the Company in proportion to their respective shareholdings (Rights Offering) allows all existing shareholders to subscribe for shares and receive return and benefits from the operation of the Company in the future.

10.2.	Feasibility of the plan for utilizing proceeds received from the offering

The Board of Directors has considered and viewed that the repayment of the outstanding debts of the Company, including interests and relevant expenses thereof is certain, as the repayment will help reduce financial burden and long term interest for the Company, as well as, help strengthen the financial structure of the Company to achieve liquidity and stability.

In addition, the Board of Directors has considered and viewed that the feasibility of the acquisition of Holcim (Vietnam) Limited charter capital and the acquisition of Holcim (Lanka) Limited shares is certain.

Moreover, the Board of Directors has considered and viewed that there is possibility and necessity of the use of proceed for the rebalancing of the Company’s capital structure, and for the general operating expenses including working capital of the Company,

10.3.	Reasonability of the increase of capital and the plan for utilizing proceeds received from the offering

The capital increase and the proceeds utilization plan are reasonable, in line, and sufficient for the Company’s projects.

10.4.	Potential effect on the business operation, financial position, and company performance due to capital increase and the plan for utilizing proceeds received from the offering or projects

The proceeds from the capital increase will be used to expand the Company’s business, reduce financial burden, and strengthen the financial status which will enable the Company to pursue the sustainable business operation.

The Company expects that capital increase completed within the end of May 2017 shall decrease the Debt to Equity ratio and significantly reduce the Company’s financial cost.

11.	Liability of the Board of Directors

In the event the directors do not perform their duties with integrity and safeguard the interests of the Company in regard to the capital increase; if this non-performance causes damages towards the Company, shareholders are able to sue the director in question on behalf of the Company according to section 85 of The Public Limited Companies Act B.E. 2535. In addition, if that non-performance is the cause for directors or related parties to wrongfully benefit, shareholders may use their rights to sue that director for damages on behalf of the company, according to section 89/18 of the SEC Act.

NOTICE TO U.S. INVESTORS

The rights and the newly issued ordinary shares have not been approved, disapproved or recommended by the U.S. Securities and Exchange Commission or any other federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document.

The rights and newly issued ordinary shares have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (“U.S. Securities Act”), or with any securities regulatory authority of any state or other jurisdiction in the United States, and may not be offered, sold, subscribed for, pledged or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state securities laws. Accordingly, unless an appropriate exemption from relevant securities law requirements is available, the rights and the newly issued ordinary shares may not be offered, sold, or exercised, directly or indirectly, in or into the United States.

We are offering and selling the rights and newly issued ordinary shares in transactions not subject to the registration requirements of the U.S. Securities Act (i) within the United States to existing U.S. shareholders in reliance on Rule 801 under the U.S. Securities Act, and (ii) outside the United States, in offshore transactions in reliance on Regulation S under the U.S. Securities Act. Any resale or transfer of rights by or on behalf of persons resident in the United States is only permitted outside the United States pursuant to Regulation S of the U.S. Securities Act. Newly issued ordinary shares acquired by existing U.S. shareholders in reliance on Rule 801 will be “restricted securities” as defined in Rule 144(a)(3) of the U.S. Securities Act to the same extent and in the same proportion as shares of Siam City Cement Public Company Limited (the “Company”) held by such shareholders on the record date.

This rights offering is made for the securities of a Thai company. The offer is subject to the disclosure requirements of Thailand, which are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with Thai Financial Reporting Standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the Company is located in Thailand, and some or all of its officers and directors may be resident outside the United States. You may not be able to sue the Company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel the Company and its affiliates to subject themselves to a U.S. court’s judgment.